UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EFJ, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2008

In connection with the upcoming annual meeting of stockholders, and as set forth in the definitive proxy statement filed on Schedule 14A filed with the SEC on April 22, 2008, the Company is asking stockholders to consider, among other proposals, a proposal to amend the Company’s 2005 Omnibus Incentive Compensation Plan (the “Plan”) to increase the authorized shares available for issuance.  Following discussions with Institutional Shareholder Services, the Board of Directors has decided that it would be in the best interests of the Company and stockholders to amend certain language of the Plan to prohibit the re-pricing of previously issued stock options.  Accordingly, and pursuant to the provisions of the Plan, the Board has amended the Plan by deleting the language contained in Section 6(b)(v) in its entirety and replacing that language with the following:

“(v) No “Re-Pricing” Without Stockholder Approval.  Except as provided in Section 4, in no event may the Committee directly or indirectly reduce the exercise price of an Award after it has been granted without the approval of a majority of the stockholders eligible to vote.”

A copy of the Company’s 2005 Omnibus Incentive Compensation Plan, as currently in effect, can be found by reference to Appendix A to our definitive proxy statement.